Exhibit 99.1

                                VSB Bancorp, Inc.
                    Second Quarter 2006 Results of Operations


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100

Staten Island, N. Y. --July 11, 2006. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported net income of $587,770 for the second quarter of 2006, a 5.4% decrease from the second quarter of 2005. The following unaudited figures were released today. Pre-tax income was $1,100,480 in the second quarter of 2006, as compared to $1,163,592 for the second quarter of 2005, a decrease of $63,112, or 5.4%. Net income for the second quarter of 2006 was $587,770, or basic income of $0.32 per common share, as compared to a net income of $621,461, or $0.35 basic income per common share, for the quarter ended June 30, 2005. All per share data have been adjusted for the 5-for-4 stock split, in the form of a 25% stock dividend, paid on May 18, 2006, to stockholders of record on May 3, 2006.

The $33,691 decrease in net income was attributable to an increase in non-interest expense of $212,353, a decrease in non-interest income of $39,892 and an increase in the provision for loan loss of $45,000, partially offset by an increase in net interest income of $234,133, and a decrease in income tax expense of $29,421. Total assets increased to $223.7 million at June 30, 2006, an increase of $7.9 million, or 3.7%, from December 31, 2005. Total deposits increased to $201.2 million, an increase of $8.0 million, or 4.1%, during the first half of 2006. The increase in deposits was due, in part, to a $10 million New York State jumbo CD deposit and a $10 million New York City jumbo CD deposit made in connection with the opening of our Rosebank branch under the state's and city's Bank Development District programs. The Bancorp's Tier 1 regulatory capital ratio was 10.59%, and includes as Tier 1 capital, the proceeds of a $5 million trust preferred securities issuance in August 2003.

Average interest-earning assets and average investment securities decreased by $1.8 million and $2.0 million, respectively, from the second quarter of 2005 to the second quarter of 2006. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 36% of average total deposits for the second quarter of 2006, compared to 37% for the second quarter of 2005. Average time deposits grew by $8.7 million from the second quarter of 2005 to the second quarter of 2006. The Company's interest rate spread and interest rate margin were 4.07% and 4.93%, respectively, for the quarter ended June 30, 2006 as compared to 3.90% and 4.44%, respectively, for the quarter ended June 30, 2005. Non-interest income decreased $39,892 to $478,472 in the second quarter of 2006. Non-interest expense totaled $1.8 million, an increase of $212,353 from the second quarter of 2005. The growth in non-interest expense was directly attributable to increases in salaries and benefits expense due to new hires and an increase in health insurance costs, higher legal expense, and an increase in other expenses primarily attributable to the opening of our fifth branch and the preparation for the opening of our sixth branch.

Pre-tax income decreased to $2,205,063 for the first six months of 2006, as compared to $2,367,187 for 2005, a decrease of $162,124, or 6.9%. Net income for the six months ended June 30, 2006 was $1,177,681, or basic net income of $0.65 per common share, as compared to a net income of $1,264,253, or $0.70 per common share, for the six months ended June 30, 2005. The $86,572 reduction in net income was attributable to an increase in non-interest expense of $429,816, an increase in the provision for loan loss of $100,000 and a decrease in non-interest income of $15,778, partially offset by an increase in net interest income of $383,470. Income tax expense also decreased $75,552 between the periods as pre-tax income decreased.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated, "We have opened our fifth branch in the second quarter of 2006, and we have incurred additional expenses in establishing this branch. We have been able to show some improvement in our net interest margin and net interest rate spread in 2006 despite the increasing interest rate environment. The construction on our sixth branch in Great Kills is underway and we expect to open that branch in early 2007." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our earnings per share were $0.32 for the second quarter of 2006, our Return on Assets was 1.10% and our Return on Equity was 15.53% for this quarter. We have posted these numbers in a tough economic climate. We are excited about our fifth branch in Rosebank and we look forward to the opening our sixth branch in Great Kills. We continue to look for new opportunities to deliver the highest quality personal service that distinguishes us as the Island's premier business bank."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $14.8 million since the Bank was formed. The Bank operates five full service locations in Staten Island: the main office in the Oakwood Heights Shopping Center, and branches on Forest Avenue, Hyatt Street, Hylan Boulevard and now on Bay Street. We have received regulatory approval for our sixth branch location in the Great Kills section of Staten Island.

FORWARD LOOKING STATEMENTS

          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.

                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                  June 30, 2006
                                   (unaudited)

                                                          June 30,        December 31,
                                                            2006              2005
                                                        -------------    -------------

Assets:
 Cash and cash equivalents                              $  27,828,917    $  31,324,147
 Investment securities, available for sale                117,998,456      106,023,293
 Loans receivable                                          71,935,506       73,944,105
  Allowance for loan loss                                  (1,240,851)      (1,153,298)
                                                        -------------    -------------
    Loans receivable, net                                  70,694,655       72,790,807
 Bank premises and equipment, net                           1,712,873        1,441,087
 Accrued interest receivable                                  830,467          728,627
 Deferred taxes                                             3,154,451        2,298,195
 Other assets                                               1,497,103        1,169,556
                                                        -------------    -------------
      Total assets                                      $ 223,716,922    $ 215,775,712
                                                        =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                                 $  69,349,228    $  66,692,436
    NOW                                                    24,783,295       23,574,056
    Money market                                           18,562,940       20,177,240
    Savings                                                12,730,971       14,809,010
    Time                                                   75,524,560       67,731,273
                                                        -------------    -------------
       Total Deposits                                     200,950,994      192,984,015
 Escrow deposits                                              274,772          267,144
 Subordinated debt                                          5,155,000        5,155,000
 Accounts payable and accrued expenses                      2,195,454        2,553,208
                                                        -------------    -------------
     Total liabilities                                    208,576,220      200,959,367

Employee Stock Ownership Plan Repurchase Obligation           315,845          284,411

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,891,009 issued and
    outstanding at June 30, 2006 and 1,509,822 issued
    and outstanding at December 31, 2005)                         189              151
 Additional paid in capital                                 8,753,050        8,743,200
 Retained earnings                                          9,799,374        8,621,693
 Unallocated ESOP shares                                   (1,324,444)      (1,408,983)
 Accumulated other comprehensive loss, net
   of taxes of $2,096,429 and $1,242,278,
   respectively                                            (2,403,312)      (1,424,127)
                                                        -------------    -------------

    Total stockholders' equity                             14,824,857       14,531,934
                                                        -------------    -------------

     Total liabilities and stockholders'
        equity                                          $ 223,716,922    $ 215,775,712
                                                        =============    =============

                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                  June 30, 2006
                                   (unaudited)

                                        Three months    Three months      Six months       Six months
                                            ended           ended            ended            ended
                                        June 30, 2006   June 30, 2005    June 30, 2006    June 30, 2005
                                        -------------   -------------    -------------    -------------
Interest and dividend income:
 Loans receivable                       $   1,758,136   $   1,352,333    $   3,506,909    $   2,652,969
 Investment securities                      1,320,669       1,235,763        2,526,431        2,555,248
 Other interest earning assets                133,179          78,955          312,627          145,260
                                        -------------   -------------    -------------    -------------
     Total interest income                  3,211,984       2,667,051        6,345,967        5,353,477

Interest expense:
 NOW                                           26,442          27,871           49,645           49,896
 Money market                                  95,447          51,953          179,663          106,000
 Savings                                       21,044          20,111           39,378           38,338
 Subordinated debt                             89,039          89,039          178,079          178,079
 Time                                         531,071         263,269          984,954          450,386
                                        -------------   -------------    -------------    -------------
     Total interest expense                   763,043         452,243        1,431,719          822,699

Net interest income                         2,448,941       2,214,808        4,914,248        4,530,778
Provision (benefit) for loan loss                  --         (45,000)          25,000          (75,000)
                                        -------------   -------------    -------------    -------------
    Net interest income
       after provision for loan loss        2,448,941       2,259,808        4,889,248        4,605,778

Non-interest income:
 Loan fees                                     17,533          33,635           40,300           57,094
 Service charges on deposits                  386,972         440,590          776,728          844,607
 Net rental income                              3,374          10,542            6,749           21,605
 Other income                                  70,593          33,597          138,244           54,493
                                        -------------   -------------    -------------    -------------
     Total non-interest income                478,472         518,364          962,021          977,799

Non-interest expenses:
 Salaries and benefits                        969,643         935,254        2,001,720        1,873,750
 Occupancy expenses                           279,590         239,982          539,050          486,742
 Legal expense                                103,447          23,451          162,321           33,375
 Professional fees                             42,000          51,000           90,000          126,000
 Computer expense                              62,097          60,138          122,625          114,950
 Director fees                                 57,550          43,750          113,450           86,925
 Other expenses                               312,606         261,005          617,040          494,648
                                        -------------   -------------    -------------    -------------
     Total non-interest expenses            1,826,933       1,614,580        3,646,206        3,216,390

       Income before income taxes           1,100,480       1,163,592        2,205,063        2,367,187
                                        -------------   -------------    -------------    -------------

Provision (benefit) for income taxes:
 Current                                      509,513         526,438        1,029,487        1,084,740
 Deferred                                       3,197          15,693           (2,105)          18,194
                                        -------------   -------------    -------------    -------------
     Total provision for income taxes         512,710         542,131        1,027,382        1,102,934

              Net income                $     587,770   $     621,461    $   1,177,681    $   1,264,253
                                        =============   =============    =============    =============

Basic income per common share           $        0.32   $        0.35    $        0.65    $        0.70
                                        =============   =============    =============    =============

Diluted net income per share            $        0.31   $        0.33    $        0.63    $        0.68
                                        =============   =============    =============    =============

Book value per common share             $        8.01   $        7.56    $        8.01    $        7.56
                                        =============   =============    =============    =============